Filed Pursuant to Rule 424(b)(3)

File No. 333-253965

NUVEEN MUNICIPAL HIGH INCOME OPPORTUNITY FUND (NYSE: NMZ)

(THE “FUND”)

SUPPLEMENT DATED APRIL 11, 2023

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED MARCH 5, 2021, AS SUPPLEMENTED

1.

John V. Miller will retire from Nuveen on June 1, 2023. He will continue to serve as a portfolio manager of the Fund until that time. Daniel J. Close, CFA, Managing Director, and Stephen J. Candido, CFA, Managing Director, have each been named a portfolio manager of the Fund. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective June 1, 2023, all references and information relating to Mr. Miller are removed from the Fund’s Prospectus and SAI, and any supplements thereto. In addition, effective immediately, the following descriptions of the Fund’s new portfolio managers have been added under the “Investment Adviser, Sub-Adviser and Portfolio Manager—Portfolio Manager” section in the Prospectus and “Portfolio Manager—Portfolio Management” section in the SAI:

Daniel J. Close, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management. He began his career in the financial services industry in 1998 and joined Nuveen Asset Management in 2000. He served as a member of the product management and development team and then as a research analyst before assuming portfolio management responsibilities in 2007.

Stephen J. Candido, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management. He began his career in the financial services industry when he joined Nuveen Asset Management in 1996. He served as a research analyst specializing in high yield sectors before assuming portfolio management responsibilities in 2016.

3.	Effective immediately, the following information is added to the table under the “Portfolio Manager—Other Accounts Managed” section of the SAI:

Portfolio Managers	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees

Daniel J. Close*	Registered Investment Companies	12	$5,561	0	$0
	Other Pooled Investment Vehicles	21	$3,976	0	$0
	Other Accounts	38	$11,581	0	$0
Stephen J. Candido*	Registered Investment Companies	6	$11,573	0	$0
	Other Pooled Investment Vehicles	9	$587	0	$0
	Other Accounts	1	$41	0	$0

* Began serving as a portfolio manager on April 10, 2023. Information provided is as of December 31, 2022.

4.	Effective immediately, the following information is added to the table under the “Nuveen Asset Management Portfolio Manager Compensation—Fund Shares Owned by the Portfolio Manager” section of the SAI:

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned

Daniel J. Close*	None
Stephen J. Candido*	None

* Began serving as a portfolio manager on April 10, 2023. Information provided is as of December 31, 2022.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE

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